WHISTLER, INC.                                                    (OTC BB -WSLR)
FOR IMMEDIATE RELEASE Sacramento, California                    August 8th, 2001
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             WHISTLER, INC. ANNOUNCES EXECUTION OF LETTER AGREEMENT
             FOR ACQUISITION OF AMERICAN ENERGY POWER SYSTEMS, INC.

Whistler, Inc. (the "Company") (symbol OTCBB: WSLR) announces that on August 2nd, 2001, the Company entered into a letter agreement (the "Letter Agreement") to acquire 100% of the issued and outstanding shares of American Energy Power Systems, Inc., a corporation organized under the laws of Nevada ("American Energy"). The acquisition of American Energy by the Company will be in exchange for the issuance of 1.2 million restricted shares of the Company's common stock

American Energy, based in Sacramento, California, was established as a leading company in the sales, marketing, installation, and service of renewable energy sources and other clean power technologies. It bridges the gap between the manufacturers of clean power technology and the residential, commercial, and industrial end user. As a "Contract Systems Integrator," American Energy plays a critical role in getting Hydrogen/Oxygen based fuel cell systems and other renewable energy solutions into the global marketplace. Its advantage in this marketplace is the strength of its technological knowledge and engineering capability and its ability as a catalyst to bridge the gap between the manufacturers of clean power technology for residential, commercial, and industrial users in the US and throughout the world.

Solutions to current energy problems are driving a departure from reliance on radial grid power systems in favor of decentralized, distributed power systems, generating renewable, pollution-free power and reducing or replacing costly and polluting radial grid, fossil fuel based power. These new systems are photovoltaic, wind, fuel cell or any combination of technologies that can power homes, businesses, factories or government facilities with free energy from the sun.

Today, about 1 to 2 percent of society's power needs are generated by pollution free, renewable energy sources. If government and major industry sources are to be believed, there is a need and a requirement for up to 10 percent of our power needs to be from renewable energy sources. The Federal Government seeks a strategy that will extend renewable energy installations to at least 25% of our energy needs by 2025. This will lead to a market opportunity for these types of distributed power systems totaling in the hundreds of billions of dollars.

Whistler is not moving ahead with the planned acquisition of Intelliscape Interactive nor the planned digital studio it was to build with Stargate Digital Films.

The acquisition of American Energy by the Company is the first of strategic moves to acquire companies in the alternative power sector.

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Phone:  (604-915-9520)
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SAFE HARBOR STATEMENT

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, commodity prices of precious metals and actual results differing materially from projections because of geological factors, operation factors, government regulations or factors relied upon from independent sources, may either negatively or positively impact exploration or mining operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. The Company assumes no obligation to update the information in this release.